Exhibit 99.1

NXP to Acquire Marvell’s Wi-Fi Connectivity Business

•	NXP to Pay $1.76 Billion in Cash for Marvell’s Wi-Fi and Bluetooth/BLE Combo Solutions Portfolio

•	Captures Premium Valuation and Unlocks Substantial Marvell Shareholder Value

SANTA CLARA, Calif. (May 29, 2019) – Marvell (NASDAQ: MRVL), a leader in infrastructure semiconductor solutions, today announced that it has entered into a definitive agreement under which NXP will acquire Marvell’s Wi-Fi Connectivity business in an all-cash, asset transaction valued at $1.76 billion. The acquisition encompasses Marvell’s Wi-Fi and Bluetooth technology portfolios and related assets. The business employs approximately 550 people worldwide and generated roughly $300 million in revenue in Marvell’s fiscal 2019. This transaction has been approved by the boards of directors of NXP and Marvell and is expected to close by calendar Q1 2020, subject to customary closing conditions and regulatory approvals.

Marvell anticipates that this divestiture will enhance its gross and operating margins upon closing. Marvell has a previously scheduled conference call to review its first quarter of fiscal 2020 financial results on Thursday, May 30, 2019 and will address all questions regarding this transaction at that time.

“NXP has built a broad consumer footprint and an optimized platform for IoT applications, making it an ideal home for our innovative Wi-Fi technology and team,” said Matt Murphy, president and CEO of Marvell. “At the same time, this transaction yields a premium valuation and substantially higher economic return for Marvell shareholders while accelerating our transformation into a leading infrastructure supplier spanning 5G, data center, enterprise and automotive Ethernet applications.”

Forward-Looking Statements

Except for the historical information contained herein, the statements in this press release, including those concerning the divestiture, the expected benefits of the divestiture and the timing of the closing of the divestiture, are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date of this press release. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of certain risks including: the risk that the proposed divestiture will not be completed, the risk that Marvell may not realize the anticipated benefits of the divestiture or that such benefits may take longer to realize than anticipated and other risks associated with the divestiture. Marvell undertakes no obligation to update the forward-looking information in this press release. Other potential risks and uncertainties that could cause actual results to differ materially are disclosed in the Marvell’s filings with the Securities and Exchange Commission available from the SEC website, www.sec.gov.

About Marvell

Marvell first revolutionized the digital storage industry by moving information at speeds never thought possible. Today, that same breakthrough innovation remains at the heart of the company’s storage, processing, networking, security and connectivity solutions. With leading intellectual property and deep system-level knowledge, Marvell’s semiconductor solutions continue to transform the enterprise, cloud, automotive, industrial and consumer markets. To learn more, visit: https://www.marvell.com

Credit Suisse acted as exclusive financial adviser to Marvell while Gibson, Dunn & Crutcher LLP acted as legal counsel to Marvell.

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Investor Relations

Ashish Saran

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408-222-0777

Media Relations

Hanna Kang

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